As filed with the Securities and Exchange Commission on June 17, 2011
Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SPIRIT AEROSYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in the charter)

Delaware	20-2436320

(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
3801 South Oliver
Wichita, Kansas 67210
(Address, with zip code, of principal executive offices)
SPIRIT AEROSYSTEMS HOLDINGS, INC. THIRD AMENDED AND RESTATED
LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)
Jeffrey L. Turner
Chief Executive Officer
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
(316) 526-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Michelle A. Russell, Esq.	Marc Salle, Esq.
Senior Vice President, General Counsel &	Foulston Siefkin LLP
Secretary	Commerce Bank Center
Spirit AeroSystems Holdings, Inc.	1551 North Waterfront Parkway
3801 South Oliver	Suite 100
Wichita, Kansas 67210	Wichita, Kansas 67206
(316) 526-9000	(316) 291-9795
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount To Be	Offering Price	Aggregate Offering	Registration
Title of Securities To Be Registered	Registered	Per Share(1)	Price(1)	Fee
Class A Common Stock, $0.01 par value per share
SPIRIT AEROSYSTEMS HOLDINGS, INC., THIRD AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN	3,000,000	$21.64	$64,920,000.00	$7,537.21

(1)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum offering price in respect of the Plan have been determined based on the average of the high and low prices reported on the New York Stock Exchange Composite Tape on June 14, 2011.

EXPLANATORY NOTE
On February 21, 2007, Spirit AeroSystems Holdings, Inc. (the “Registrant”) filed a registration statement on Form S-8 (Reg. No. 333-140824) with the Securities and Exchange Commission registering the offer and sale of 325,450 shares of Class A common stock, $.01 par value per share (“Class A Shares”) under the Amended and Restated Long-Term Incentive Plan (the “LTIP”). On February 4, 2008, the LTIP was amended by the adoption of the Spirit AeroSystems Holdings, Inc. Second Amended and Restated Long-Term Incentive Plan (the “Second Amended and Restated LTIP”). The February 4, 2008 amendment to the LTIP was approved by the Registrant’s shareholders at their annual meeting on April 22, 2008. The Second Amended and Restated LTIP increased the number of shares authorized under the LTIP by 3,000,000 Class A Shares (for an aggregate number of Class A Shares issuable under the LTIP of 3,400,000 shares). On April 23, 2008, the Registrant filed a registration statement on Form S-8 (Reg. No. 333-150401) to increase by 3,000,000 the number of Class A Shares registered for issuance under the LTIP.
On May 3, 2011, the LTIP was amended by the adoption of the Spirit AeroSystems Holdings, Inc. Third Amended and Restated Long-Term Incentive Plan (the “Third Amended and Restated LTIP”). The May 3, 2011 amendment to the LTIP was approved by the Registrant’s shareholders at their annual meeting on May 3, 2011. The Third Amended and Restated LTIP increased the number of shares authorized under the LTIP by 3,000,000 Class A Shares (for an aggregate number of Class A Shares issuable under the LTIP of 6,400,000 shares). Pursuant to General Instruction E of Form S-8 and Rule 429, this Registration Statement is being filed to increase by 3,000,000 the number of Class A Shares registered for issuance under the LTIP.
The contents of Registration Statement (File No. 333-140824) and Registration Statement (File No. 333-150401) are incorporated herein by reference.

Item 8. Exhibits

Exhibit No.	Description

*4.1	Specimen Copies of Registrant’s Class A Common Stock

5.1	Opinion of Foulston Siefkin LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Foulston Siefkin LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney

99.1	Spirit AeroSystems Holdings, Inc. Third Amended and Restated Long-Term Incentive Plan

*	Incorporated by reference to Registrant’s Amendment No. 5 to Form S-1, as amended (Commission File No. 333-135486) filed on November 17, 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas on June 17, 2011.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
By:	/s/ Philip D. Anderson
	Name:	Philip D. Anderson
	Title:	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

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